Exhibit 3

                                April 10, 1996

          De Anza Properties - X
          c/o De Anza Corporation
          Operating General Partner
          9171 Wilshire Boulevard, Suite 627
          Beverly Hills, California  90210

               Attention:  Wendy Glenn

                    Re: Withdrawal of Request for Special Meeting of the Limited Partners of De Anza Properties - X

          Ladies and Gentlemen:

                    I am writing on behalf of our client, Moraga
          Capital, LLC ("Moraga Capital"). All capitalized terms used but not defined herein shall have the meanings set forth in the Request Letter (as defined below).

                    By letter dated April 3, 1996 to De Anza
          Properties - X (the "Request Letter"), Moraga Capital and the other Affiliated Limited Partners requested that a Special Meeting of the Limited Partners of De Anza Properties - X be called for the purposes set forth in the Request Letter. Moraga Capital and the other Affiliated Limited Partners have authorized us to hereby withdraw the Request Letter, without prejudice to reinstating the Request Letter in the future.

                    The Affiliated Limited Partners understand that, if they should determine to request the reinstatement of the Request Letter, you will provide the notice to the partners of De Anza Properties - X contemplated by the third sentence of Section 25.1 of the Partnership Agreement within five business days' of such a request (notwithstanding the requirement of such Section 25.1 that such notice be provided within 10 days of receipt of a written request).

                    Please acknowledge your agreement with the foregoing by signing in the space indicated below and returning a copy of this letter to the undersigned.

                                        Very truly yours,

                                        /s/ James E. Lyons
                                        James E. Lyons

          Accepted and agreed as of
          the date first above written

          De Anza Properties - X

          By:__________________________
               Name:
               Title:

          cc:  Moraga Capital, LLC